EXHIBIT 4.1

Amendment No. 1 to Series B Preferred Stock Purchase Warrant

AMENDMENT NO. 1 TO SERIES B PREFERRED STOCK PURCHASE WARRANT (“Amendment”) is made as of the ___ day of August, 2011 by and among Pressure BioSciences, Inc., a Massachusetts corporation (the “Company”) and the holder listed on the signature page attached hereto (the “Holder”).  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Warrant (as defined below).

WHEREAS, the Holder currently holds Warrant No. C-[__] to purchase [__________] shares (the “Warrant Shares”) of Series B Convertible Preferred Stock, $0.01 par value, of the Company (the “Warrant”).

WHEREAS, the Warrant is due to expire on August 11, 2011 (the “Termination Date”), at which time the Warrant will terminate and no longer be exercisable;

WHEREAS, the Company and the Holder desire to extend the Termination Date to August 11, 2012 and, in connection with such extension, provide that the Warrant be exercisable for that number of shares of Common Stock of the Company into which the Warrant Shares would be exercisable, with the appropriate adjustment to the Exercise Price of the Warrant; and

WHEREAS, Section 6(j) of the Warrant provides that the Warrant may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder.

NOW, THEREFORE, in consideration of the Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties hereby agree to amend the Warrant as follows:

1. The following definitions contained in the preamble to the Warrant are hereby amended as follows:

a. “Termination Date” shall mean August 11, 2012, or sooner in accordance with Section 3(b) or Section 5(b) of the Warrant.

b. “Warrant Shares” shall mean [__________]shares of Common Stock, par value $.01 per share, of the Company.

c. “Preferred Stock” shall mean Common Stock, par value $0.01 per share, of the Company.

2. Section 2(b) of the Warrant shall be amended and restated in its entirety as follows:

“b) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $[___], subject to adjustment hereunder (the “Exercise Price”).”

3. Amended and Restated Warrant.  Upon the request of the Holder and receipt by the Company of the original Warrant, the Company will provide the Holder with an Amended and Restated Warrant, reflecting the amendments described herein.

4. Full Force and Effect. Except as amended hereby, the Warrant shall remain in full force and effect in accordance with its original terms.

5. Governing Law.  This Amendment is governed by the laws of the Commonwealth of Massachusetts.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Series B Preferred Stock Purchase Warrant as of the date first written above.

PRESSURE BIOSCIENCES, INC.

By:_______________________________________
Name:             Richard T. Schumacher
Title:             President and Chief Executive Officer

HOLDER

By:

Purchaser:

Name of Signatory:

Title of Signatory:

Dated: